Exhibit 23.1

中正達會計師事務所有限公司

Centurion ZD CPA Limited

Certified Public Accountants (Practising)

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong.

香港紅磡德豐街22號海濱廣場二期13樓1304室

Tel: (852) 2126 2388     Fax: (852) 2122 9078

Report of Independent Registered Public Accounting Firms

To the Board of Directors and Investor of Qingdao Quanyao Sports Consulting Company Limited

We have audited the accompanying balance sheets of Qingdao Quanyao Sports Consulting Company Limited (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, change in investor’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has minimal operations, suffered losses from operations and recorded an accumulated deficit. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, generate income, and ultimately, achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Centurion ZD CPA Ltd.

Centurion ZD CPA Ltd.

Certified Public Accountants

Hong Kong, December 13, 2017